Exhibit 10.1

AMENDMENT NUMBER ONE TO
THE DOLLAR TREE, INC.
OMNIBUS INCENTIVE PLAN
As Established March 17, 2011
The definition of “Performance Criteria” in Section 2.1(ee) of the Dollar Tree, Inc. Omnibus Incentive Plan (the “Plan”) is hereby amended in its entirety to read as follows effective June 16, 2016:

(ee)    “Performance Criteria” means one or more criteria that the Committee shall select and define for purposes of setting performance goals for a Performance Period. The Performance Criteria that will be used to establish such performance goals may be based on any one of, or combination of, the following relating to a Member Company or an Affiliate or any combination of one or more Member Companies or Affiliates: (i) earnings per share; (ii) earnings (including EBIT or EBITDA); (iii) net earnings; (iv) total shareholder return; (v) return on equity; (vi) return on assets; (vii) return on investment; (viii) return on capital employed; (ix) operating margin; (x) gross margin; (xi) operating income; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) revenue; (xv) revenue growth; (xvi) expenses; (xvii) improvement in or attainment of expense levels; (xviii) improvement in or attainment of working capital levels; (xix) economic value added; (xx) market share; (xxi) cash flow per share; (xxii) share price performance; and (xxiii) debt reduction. Performance goals may be stated in terms of an improvement in any of the foregoing. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement only as specified in writing by the Committee.

To record the adoption of this Amendment Number One to the Plan, Dollar Tree, Inc. has caused its authorized representative to sign this document this 16th day of June, 2016.
DOLLAR TREE, INC.
By: /s/ Bob Sasser
Its: Chief Executive Officer

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